UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2006

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 5, 2006, CallWave, Inc. (the “Company”) announced that Mark Stubbs has been appointed as Chief Financial Officer of the Company, and that Stephen Cordial has been appointed to the position of Senior Vice President for Business Strategy. We have entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) with Stephen Cordial effective as of June 5, 2006. A copy of the Employment Agreement is filed as Exhibit 10.1 attached hereto.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 5, 2006, we appointed Mark Stubbs to serve as Chief Financial Officer of the Company. Mr. Stubbs served as Vice President and Chief Financial Officer at Sound ID, a privately-held consumer technology company. Prior to joining Sound ID, Mr. Stubbs was with Somera Communications (Nasdaq: SMRA), a leading global provider of telecommunications services and equipment. At Somera, Mr. Stubbs began as Director of Global Finance Operations and subsequently was named Vice President of Supply Chain Management and Vice President and Managing Director of the EMEA (Europe, Middle East & Asia Pacific) region. Mr. Stubbs has also held financial positions at Kinko’s. He is also a certified public accountant and received both his Bachelor’s Degree in Finance and Master’s Degree in Business Administration from California Polytechnic State University, San Luis Obispo.

To our knowledge, Mr. Stubbs is not a party to any transaction described in Section 404(a) of Regulation S-K except for normal compensation arrangements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Second Amended and Restated Employment Agreement dated June 5, 2006, between CallWave, Inc. and Stephen Cordial.

99.1	Press Release dated June 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC.,

Date: June 5, 2006	By:	/S/ DAVID F. HOFSTATTER
David F. Hofstatter
Chief Executive Officer